Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Second Quarter Ended June 30, 2015

MECHANICSBURG, PENNSYLVANIA — August 6, 2015 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2015.

On June 1, 2015, MJ Acquisition Corporation, a joint venture that Select Medical created with Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”), consummated the acquisition of Concentra Inc. (“Concentra”), which provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States. Select Medical owns 50.1% of the voting interests of Concentra Group Holdings, LLC, the indirect parent of Concentra. Concentra’s financial results are consolidated with Select Medical’s effective June 1, 2015.

For the second quarter ended June 30, 2015, net operating revenues increased 14.8% to $887.1 million, compared to $772.8 million for the same quarter, prior year.  Income from operations was $85.0 million for the second quarter ended June 30, 2015, compared to $82.2 million for the same quarter, prior year.  Net income attributable to Select Medical was $36.9 million for the second quarter ended June 30, 2015, compared to $35.3 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the second quarter ended June 30, 2015 increased 13.4% to $114.9 million, compared to $101.4 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Income per common share for the second quarter ended June 30, 2015 was $0.28 on a fully diluted basis compared to income per common share of $0.27 for the same quarter, prior year.

For the six months ended June 30, 2015, net operating revenues increased 9.6% to $1,682.4 million compared to $1,535.3 million for the same period, prior year.  Income from operations was $164.3 million for the six months ended June 30, 2015, compared to $160.6 million for the same period, prior year.  Net income attributable to Select Medical was $72.0 million for the six months ended June 30, 2015, compared to $68.4 million for the same period, prior year.  Net income attributable to Select Medical for the six months ended June 30, 2014 includes a loss on early retirement of debt, net of tax, of $1.4 million.  Adjusted EBITDA for the six months ended June 30, 2015 increased 7.9% to $213.8 million compared to $198.2 million for the same period, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the six months ended June 30, 2015 was $0.55 on a fully diluted basis compared to income per common share of $0.51 for the six months ended June 30, 2014.  Excluding the loss related to the early retirement of debt and the related tax effect, adjusted income per common share was $0.52 per diluted share for the six months ended June 30, 2014.  A reconciliation of net income per common share to adjusted income per common share for the six months ended June 30, 2014 is presented in table IX of this release.

Specialty Hospital Segment

For the second quarter ended June 30, 2015, net operating revenues for the specialty hospital segment increased 6.2% to $592.3 million, compared to $557.8 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment increased 3.1% to $91.4 million for the second quarter ended June 30, 2015, compared to $88.7 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 15.4% for the second quarter ended June 30, 2015, compared to 15.9% for the same quarter, prior year.  The Adjusted EBITDA results for the specialty hospital segment include start-up losses of approximately $3.3 million for the second quarter ended June 30, 2015 and $3.9 million for the same quarter, prior year.  Certain specialty hospital key statistics for both the second quarter ended June 30, 2015 and 2014 are presented in table VI of this release.

For the six months ended June 30, 2015, net operating revenues for the specialty hospital segment increased 6.1% to $1,191.1 million, compared to $1,122.5 million for the same period, prior year.  Adjusted EBITDA for the specialty hospital segment for the six months ended June 30, 2015 increased 3.9% to $187.9 million, compared to $180.8 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 15.8% for the six months ended June 30, 2015, compared to 16.1% for the same period, prior year.  The Adjusted EBITDA results for the specialty hospital segment include start-up losses of approximately $8.8 million for the six months ended June 30, 2015 and $4.7 million for the same period, prior year.  Certain specialty hospital key statistics for both the six months ended June 30, 2015 and 2014 are presented in table VII of this release.

Outpatient Rehabilitation Segment

For the second quarter ended June 30, 2015, net operating revenues for the outpatient rehabilitation segment decreased 3.3% to $207.8 million, compared to $214.8 million for the same quarter, prior year.  Adjusted EBITDA for the outpatient rehabilitation segment decreased 5.6% to $28.7 million for the second quarter ended June 30, 2015, compared to $30.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 13.8% for the second quarter ended June 30, 2015, compared to 14.2% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the second quarter ended June 30, 2015 and 2014 are presented in table VI of this release.

For the six months ended June 30, 2015, net operating revenues for the outpatient rehabilitation segment decreased 2.0% to $404.2 million, compared to $412.6 million for the same period, prior year.  Adjusted EBITDA for the outpatient rehabilitation segment for the six months ended June 30, 2015 decreased 1.1% to $50.9 million, compared to $51.4 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.6% for the six months ended June 30, 2015, compared to 12.5% for the same period, prior year.  Certain outpatient rehabilitation key statistics for both the six months ended June 30, 2015 and 2014 are presented in table VII of this release.

Concentra Segment

For both the second quarter and six months ended June 30, 2015, which only includes results beginning June 1, 2015, net operating revenues for the Concentra segment were $86.8 million.  Adjusted EBITDA for the Concentra segment was $11.2 million for both the second quarter and six months ended June 30, 2015.  The Adjusted EBITDA margin for the Concentra segment was 12.9% for both the second quarter and six months ended June 30, 2015.  Certain Concentra key statistics for both the second quarter and six months ended June 30, 2015 are presented in table VI and table VII, respectively, of this release.

Stock Repurchase Program

The board of directors of Select Medical has authorized a $500.0 million stock repurchase program that will remain in effect until December 31, 2016, unless extended or earlier terminated by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving facility.  Select Medical did not repurchase shares during the six months ended June 30, 2015.  Since the inception of the program through June 30, 2015, Select Medical has repurchased 34,891,794 shares at a cost of approximately $301.1 million, or an average price of $8.63 per share, which includes transaction costs.

Business Outlook

Select Medical is updating its most recent business outlook to incorporate both the first half of 2015’s actual financial performance as well as the expected contribution from Concentra, which closed on June 1st and is now consolidated in our financial results. We now expect for the full year of 2015 consolidated net operating revenues to be in the range of $3.675 billion to $3.750 billion, Adjusted EBITDA in the range of $430.0 million to $445.0 million and fully diluted income per common share for the full year 2015 to be in the range of $0.90 to $0.96.

The Concentra segment is expected to contribute approximately $550.0 million of net operating revenues, approximately $55.0 million of Adjusted EBITDA and approximately $0.01 fully diluted income per common share, which amounts are included in the above revised business outlook.

Select Medical’s business outlook includes expected Adjusted EBITDA start-up losses during the full year 2015 of approximately $17.0 million at Select Medical’s long term acute care hospitals (LTCHs) and inpatient rehabilitation facilities (IRFs) recently opened or under development. Select Medical assumed a 39.0% effective tax rate for the second half of 2015 when preparing the above business outlook.

Conference Call

Select Medical will host a conference call regarding its second quarter results and its business outlook on Friday, August 7, 2015, at 9:00am EDT. The domestic dial in number for the call is 1-877-415-3178. The international dial in number is 1-857-244-7321. The passcode for the call is 97808155. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, August 14, 2015. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 47080385. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities.  On June 1, 2015, a joint venture created by Select Medical and WCAS consummated the acquisition of Concentra, which provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States.  As of June 30, 2015, Select Medical operated 111 long term acute care hospitals and 17 acute medical rehabilitation hospitals in 28 states, and 1,028 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select Medical’s contract therapy business provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools, and work sites.  Concentra operated 300 centers in 38 states.  Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics.  As of June 30, 2015, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the Concentra acquisition, including expectations regarding the expected capital expenditures related to the acquisition, and our ability to realize anticipated synergies;

•                    private third-party payors for our services may undertake future cost containment initiatives that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of our quarterly report on Form 10-Q and of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	2015	% Change

Net operating revenues	$772,762	$887,065	14.8%

Costs and expenses:
Cost of services	642,881	743,879	15.7%
General and administrative	19,377	24,041	24.1%
Bad debt expense	11,115	12,286	10.5%
Depreciation and amortization	17,196	21,848	27.1%

Income from operations	82,193	85,011	3.4%

Equity in earnings of unconsolidated subsidiaries	1,239	3,848	210.6%
Interest expense	(21,663)	(25,288)	16.7%

Income before income taxes	61,769	63,571	2.9%

Income tax expense	23,775	23,517	(1.1)%

Net income	37,994	40,054	5.4%

Less: Net income attributable to non-controlling interests	2,653	3,114	17.4%

Net income attributable to Select Medical Holdings Corporation	$35,341	$36,940	4.5%

Weighted average shares outstanding(1):
Basic	127,038	127,674
Diluted	127,541	128,009

Income per common share(1):
Basic	$0.27	$0.28
Diluted	$0.27	$0.28

Dividends paid per share	$0.10	$—

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $1.0 million and $0.9 million for the three months ended June 30, 2015 and 2014, respectively.  Unvested restricted weighted average shares were 3,591 thousand and 3,390 thousand for the three months ended June 30, 2015 and 2014, respectively.

II.  Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	2015	% Change

Net operating revenues	$1,535,340	$1,682,408	9.6%

Costs and expenses:
Cost of services	1,281,645	1,408,264	9.9%
General and administrative	37,500	45,716	21.9%
Bad debt expense	22,133	24,956	12.8%
Depreciation and amortization	33,425	39,196	17.3%

Income from operations	160,637	164,276	2.3%

Loss on early retirement of debt	(2,277)	—	N/M
Equity in earnings of unconsolidated subsidiaries	2,147	6,440	200.0%
Interest expense	(42,279)	(46,676)	10.4%

Income before income taxes	118,228	124,040	4.9%

Income tax expense	45,867	46,701	1.8%

Net income	72,361	77,339	6.9%

Less: Net income attributable to non- controlling interests	3,976	5,336	34.2%

Net income attributable to Select Medical Holdings Corporation	$68,385	$72,003	5.3%

Weighted average shares outstanding(1):
Basic	131,266	127,620
Diluted	131,766	127,944

Income per common share(1):
Basic	$0.51	$0.55
Diluted	$0.51	$0.55

Dividends paid per share	$0.20	$0.10

(1)               Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $2.0 million and $1.7 million for the six months ended June 30, 2015 and 2014, respectively.  Unvested restricted weighted average shares were 3,616 thousand and 3,312 thousand for the six months ended June 30, 2015 and 2014, respectively.

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2014	June 30, 2015
Assets

Cash	$3,354	$25,191

Accounts receivable, net	444,269	633,621

Current deferred tax asset	15,991	17,355

Other current assets	64,030	78,153

Total Current Assets	527,644	754,320

Property and equipment, net	542,310	771,410

Goodwill	1,642,083	2,353,975

Other identifiable intangibles	72,519	261,642

Other assets	140,253	199,988

Total Assets	$2,924,809	$4,341,335

Liabilities and Equity

Payables and accruals	$383,550	$470,931

Current portion of long-term debt	10,874	17,448

Total Current Liabilities	394,424	488,379

Long-term debt, net of current portion	1,542,102	2,431,319

Non-current deferred tax liability	109,203	167,908

Other non-current liabilities	92,855	142,383

Total Liabilities	2,138,584	3,229,989

Redeemable non-controlling interests	10,985	257,187

Total equity	775,240	854,159

Total Liabilities and Equity	$2,924,809	$4,341,335

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended June 30, 2014 and 2015

(In thousands, unaudited)

	2014	2015
Operating Activities
Net Income	$37,994	$40,054
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	—	24
Depreciation and amortization	17,196	21,848
Provision for bad debts	11,115	12,286
Equity in earnings of unconsolidated subsidiaries	(1,239)	(3,848)
Loss from sale of assets	22	246
Non-cash stock compensation expense	1,965	3,395
Amortization of debt discount, premium and issuance costs	1,798	2,098
Deferred income taxes	1,218	(1,957)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	3,188	(27,455)
Other current assets	209	(2,114)
Other assets	476	1,905
Accounts payable	5,611	3,593
Accrued expenses	(1,283)	(6,050)
Income taxes	(20,101)	(6,500)
Net cash provided by operating activities	58,169	37,525

Investing activities
Purchases of property and equipment	(23,194)	(41,064)
Investment in businesses	(51)	145
Acquisition of businesses, net of cash acquired	(79)	(1,045,311)
Net cash used in investing activities	(23,324)	(1,086,230)

Financing activities
Borrowings on revolving facilities	230,000	445,000
Payments on revolving facilities	(225,000)	(225,000)
Proceeds from Concentra term loans, net of discounts	—	646,875
Borrowings of other debt	—	3,008
Principal payments on other debt	(3,982)	(3,736)
Proceeds from (repayment of) bank overdrafts	(9,284)	8,411
Debt issuance costs	—	(23,300)
Dividends paid to common stockholders	(13,097)	—
Repurchase of common stock	(18,000)	—
Proceeds from issuance of common stock	3,354	836
Proceeds from issuance of non-controlling interest	—	217,065
Tax benefit from stock based awards	—	6
Distributions to non-controlling interests	(388)	(1,857)
Net cash provided by (used in) financing activities	(36,397)	1,067,308

Net increase (decrease) in cash and cash equivalents	(1,552)	18,603

Cash and cash equivalents at beginning of period	4,692	6,588
Cash and cash equivalents at end of period	$3,140	$25,191

Supplemental Cash Flow Information
Cash paid for interest	$24,700	$31,197
Cash paid for taxes	$42,659	$31,969

V.  Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2014 and 2015

(In thousands, unaudited)

	2014	2015
Operating Activities
Net Income	$72,361	$77,339
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	—	52
Depreciation and amortization	33,425	39,196
Provision for bad debts	22,133	24,956
Equity in earnings of unconsolidated subsidiaries	(2,147)	(6,440)
Loss from sale of assets	143	251
Loss on early retirement of debt	2,277	—
Non-cash stock compensation expense	4,120	5,794
Amortization of debt discount, premium and issuance costs	3,849	4,027
Deferred income taxes	1,275	(4,428)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(84,249)	(89,265)
Other current assets	(2,935)	(8,038)
Other assets	(3,462)	3,568
Accounts payable	10,343	8,925
Accrued expenses	(14,086)	707
Income taxes	(878)	18,416
Net cash provided by operating activities	42,169	75,060

Investing activities
Purchases of property and equipment	(50,493)	(68,912)
Investment in businesses	(175)	(855)
Acquisition of businesses, net of cash acquired	(454)	(1,047,997)
Net cash used in investing activities	(51,122)	(1,117,764)

Financing activities
Borrowings on revolving facilities	515,000	660,000
Payments on revolving facilities	(425,000)	(400,000)
Payments on Select term loans	(33,994)	(26,884)
Issuance of 6.375% senior notes, includes premium	111,650	—
Proceeds from Concentra term loans, net of discounts	—	646,875
Borrowings of other debt	6,111	9,590
Principal payments on other debt	(7,049)	(8,320)
Proceeds from (repayment of) bank overdrafts	(3,314)	5,590
Debt issuance costs	(4,434)	(23,300)
Dividends paid to common stockholders	(27,153)	(13,129)
Repurchase of common stock	(127,500)	—
Proceeds from issuance of common stock	5,297	1,325
Proceeds from issuance of non-controlling interest	—	217,065
Tax benefit from stock based awards	—	11
Distributions to non-controlling interests	(1,840)	(4,282)
Net cash provided by financing activities	7,774	1,064,541

Net increase (decrease) in cash and cash equivalents	(1,179)	21,837

Cash and cash equivalents at beginning of period	4,319	3,354
Cash and cash equivalents at end of period	$3,140	$25,191

Supplemental Cash Flow Information
Cash paid for interest	$39,107	$39,932
Cash paid for taxes	$45,471	$32,702

VI.  Key Statistics

For the Three Months Ended June 30, 2014 and 2015

(unaudited)

	2014	2015	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	112	111
Rehabilitation hospitals (a)	15	17
Total specialty hospitals	127	128

Net operating revenues (,000)	$557,833	$592,336	6.2%

Number of patient days (b)	330,378	343,515	4.0%

Number of admissions (b)	13,796	14,024	1.7%

Net revenue per patient day (b)(c)	$1,562	$1,590	1.8%

Adjusted EBITDA (,000)	$88,688	$91,447	3.1%

Adjusted EBITDA margin	15.9%	15.4%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,019	1,028

Net operating revenues (,000)	$214,798	$207,795	(3.3)%

Number of visits (e)	1,289,782	1,336,284	3.6%

Revenue per visit (e)(f)	$103	$103	—

Adjusted EBITDA (,000)	$30,432	$28,722	(5.6)%

Adjusted EBITDA margin	14.2%	13.8%

Concentra
Number of centers — end of period (g)		300

Net operating revenues (,000)		$86,829

Number of visits (g)		673,834

Revenue per visit (g)(h)		$112

Adjusted EBITDA (,000)		$11,199

Adjusted EBITDA margin		12.9%

(a)	Includes managed hospitals.
(b)	Excludes managed hospitals.
(c)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.
(d)	Includes managed clinics.
(e)	Excludes managed clinics.
(f)

Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)	Excludes onsite clinics and community-based outpatient clinics.
(h)	Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VII.  Key Statistics

For the Six Months Ended June 30, 2014 and 2015

(unaudited)

	2014	2015	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	112	111
Rehabilitation hospitals (a)	15	17
Total specialty hospitals	127	128

Net operating revenues (,000)	$1,122,458	$1,191,117	6.1%

Number of patient days (b)	671,929	695,754	3.5%

Number of admissions (b)	27,737	28,425	2.5%

Net revenue per patient day (b)(c)	$1,550	$1,583	2.1%

Adjusted EBITDA (,000)	$180,838	$187,919	3.9%

Adjusted EBITDA margin	16.1%	15.8%

Outpatient Rehabilitation
Number of clinics — end of period: (d)	1,019	1,028

Net operating revenues (,000)	$412,648	$404,238	(2.0)%

Number of visits (e)	2,464,572	2,572,772	4.4%

Revenue per visit (e)(f)	$104	$103	(1.0)%

Adjusted EBITDA (,000)	$51,421	$50,855	(1.1)%

Adjusted EBITDA margin	12.5%	12.6%

Concentra
Number of centers — end of period (g)		300

Net operating revenues (,000)		$86,829

Number of visits (g)		673,834

Revenue per visit (g)(h)		$112

Adjusted EBITDA (,000)		$11,199

Adjusted EBITDA margin		12.9%

(a)	Includes managed hospitals.
(b)	Excludes managed hospitals.
(c)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.
(d)	Includes managed clinics.
(e)	Excludes managed clinics.
(f)

Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)	Excludes onsite clinics and community-based outpatient clinics.
(h)	Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VIII.  Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2014 and 2015

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Net income	$37,994	$40,054	$72,361	$77,339
Income tax expense	23,775	23,517	45,867	46,701
Loss on early retirement of debt	—	—	2,277	—
Interest expense	21,663	25,288	42,279	46,676
Equity in earnings of unconsolidated subsidiaries	(1,239)	(3,848)	(2,147)	(6,440)
Stock compensation expense:
Included in general and administrative	1,480	2,749	3,190	4,640
Included in cost of services	485	574	930	1,010
Depreciation and amortization	17,196	21,848	33,425	39,196
Concentra acquisition costs	—	4,715	—	4,715
Adjusted EBITDA	$101,354	$114,897	$198,182	$213,837

Specialty hospitals	$88,688	$91,447	$180,838	$187,919
Outpatient rehabilitation	30,432	28,722	51,421	50,855
Concentra		11,199		11,199
Other (a)	(17,766)	(16,471)	(34,077)	(36,136)
Adjusted EBITDA	$101,354	$114,897	$198,182	$213,837

(a)         Other primarily includes general and administrative costs.

IX.  Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Six Months Ended June 30, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	Per Share (a)	2015	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$68,385		$72,003
Earnings allocated to unvested restricted stockholders	(1,683)		(1,984)
Net income available to common stockholders	66,702	$0.51	70,019	$0.55

Adjustment for early retirement of debt:
Loss on early retirement of debt	2,277	0.02	—	—
Estimated income tax benefit (b)	(922)	(0.01)	—	—
Earnings allocated to unvested restricted stockholders	(33)	(0.00)	—	—

Adjusted net income available to common stockholders	$68,024	$0.52	$70,019	$0.55
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.52		$0.55

Weighted average common shares outstanding:
Basic		131,266		127,620
Diluted		131,766		127,944

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted  income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax benefit on the adjustments to net income.